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                                                                    Exhibit 15.1


                     Independent Accountants' Review Report

Board of Directors
National Steel Corporation

We have reviewed the accompanying consolidated balance sheet of National Steel Corporation and subsidiaries (the Company) as of September 30, 1997, and the related statements of consolidated income for the three-month and nine-month periods ended September 30, 1997 and 1996, of consolidated cash flows for the nine-month periods ended September 30, 1997 and 1996, and of changes in consolidated stockholders' equity and redeemable preferred stock--Series B for the nine-month period ended September 30, 1997. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its previously issued consolidated financial statements for the three-month and nine-month periods ended September 30, 1997 and 1996.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of National Steel Corporation and subsidiaries as of December 31, 1996, and the related statements of consolidated income, cash flows, and changes in stockholders' equity and redeemable preferred stock--Series B for the year then ended (not presented herein), and in our report dated January 23, 1997 (except for Notes N and B, as to which the dates are January 31, 1997 and January 28, 1998, respectively), we expressed an unqualified opinion on those consolidated financial statements. As discussed in
Note 2 to the accompanying interim consolidated financial statements, the Company has restated its 1996 consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1996, and in the accompanying statement of changes in consolidated stockholders' equity and redeemable preferred stock--Series B for the year then ended, is fairly stated, in all material respects, in relation to the consolidated financial statements from which they have been derived, after giving effect to the restatement adjustments discussed in Note 2.



                                    Ernst & Young LLP

Fort Wayne, Indiana
November 14, 1997 except for Note 2,
as to which the date is January 28, 1998